Exhibit 99.2

2Q2014 Conference Call Script - Final

August 14 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss second quarter 2014 results.

For today's call we have: Guided Therapeutics’ CEO Gene Cartwright and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2013, and any subsequent filings with the Securities and Exchange Commission

So at this time I will turn the conference call over to Gene.

GENE

Good Morning and welcome.

We continue to make progress on the international launch of LuViva, with revenues up 65% sequentially from the first quarter on the shipment of units and disposables to Nigeria, Turkey, Mexico and the U.K. In total, 11 units were shipped in the quarter in addition to 4,200 disposables – which while keeping us on pace to generate product sales of $1 million to $3 million for 2014 – will likely put us nearer to the mid to lower end of our guidance set at the beginning of the year. We plan on fine-tuning our 2014 guidance and providing you with initial guidance for 2015 at our third quarter call in November. To support the anticipated demand and expected sales for LuViva looking out into 2015, over the course of the next few months we will be hiring additional production staff that will enable us to double current capacity of LuViva builds per month.

Shipments to Turkey in the quarter included product under the three million dollar Turkish Ministry of Health order. Our Turkish distributor, I.T.E.M. Medical Technologies Group, also recently brought three members of their engineering and service team to Atlanta for LuViva technical and maintenance certification. I.T.E.M was our first dealer to complete this training and everything went very well. This training will be important as the rollout in Turkey and surrounding countries accelerates over the next few quarters. In Turkey in particular, we are seeing growing orders of Cervical Guides, which is very encouraging given the significantly higher margin profile for the disposables.

During the quarter we also initiated a number of new evaluations. In the U.K., evaluations have started in London and Scotland to support future U.K. reimbursement and we have two evaluations underway in France. Several additional evaluations are to begin in Canada in September after the summer holidays, including a six-site clinical study with Cancer Care Ontario.

We also received regulatory approval from COFEPRIS in Mexico in the quarter. We shipped two additional units to Mexico in the quarter to be used in public and private clinical evaluations and as demo units to support sales. Due to high interest from key opinion leading doctors from the top Guatemalan government hospital, we added Guatemala to the territory managed by our Mexican distributor.

LuViva continues to be very well received in developing markets including Turkey, Nigeria, Kenya and Mexico, where cervical cancer remains a leading cause of cancer deaths in women in these countries. In developing countries, there is very little Pap smear or HPV testing done today due to the difficulty and expense of setting up laboratory infrastructure. Additionally, the fact that LuViva gives an immediate result is important because of the problem of losing patients to follow up if the Pap smear or HPV test takes days or weeks to receive results. Since these LuViva evaluations are typically done in cooperation with the country’s Ministry of Health, even one large evaluation can lead to very significant ongoing sales for LuViva.

In Nigeria, results of a recently completed clinical study are planned to be presented at an all-Africa medical congress in October by Professor Isaac Adewole, Vice-Chancellor of the University of Ibadan. Professor Adewole, is the top key opinion leader on cervical cancer in sub-Saharan Africa. To leverage Dr. Adewole’s results, our distributors in Nigeria and Kenya are working with federal ministries, local governments and non-governmental organizations to implement LuViva in widespread cervical cancer prevention programs.

Turning to the U.S. market, in July we announced the filing of our amended PMA for LuViva. As you know, we held a face to face meeting with the FDA in May where we presented the agency with our proposed answers to questions raised in the September 2013 not-approvable letter, and to help clarify our final responses. The meeting and subsequent communications were constructive and we believe we addressed the remaining questions the FDA had about our application. While the timing from meeting to submission was longer than we initially anticipated due to several factors out of our control, we believe that it was important to confirm what was agreed upon at the meeting to minimize the risk of the filing. The FDA now has 180 days to respond to our submission – which could take us into January.

We were also granted a new patent with 22 claims that support the technology behind LuViva. This important patent extends additional protections and is part of our plan to develop additional patents in the U.S. and worldwide.

In the coming weeks we plan to announce the initiation of a formal clinical trial for utilizing LuViva as a primary screener – very much like the Pap test is used in the U.S. today, but with the advantages of immediate results and no tissue sample. This planned international study will be conducted by a leading expert in cervical disease and will be used to formally expand our claims for screening outside the U.S.

Around the world, we are seeing a growing interest in LuViva for screening. We continue to hear encouraging stories about how LuViva is detecting cases that may have been missed by current standard of care and we are expanding our reach in both new and existing markets to provide a safe and effective alternative to detecting cervical disease.

One example of this expanded reach is in Bangladesh where more than 10,000 women die each year of cervical cancer. Our distributor was recently awarded a tender with the government for four units, which should ship out as early as the third quarter. In conjunction with the efforts of our distributor, this tender has laid the groundwork for what could be a much larger order to place a LuViva in over 60 women’s health centers throughout the country. The requisition for funding of this larger program has been officially made by the organizing body to the ministry of health. We hope to hear what the ministry’s plans are within in the next few weeks. We will share more details as they become available.

With that I will turn the call over to Charles.

Charles

Thank you Gene.

Total revenue for the three months ended June 30, 2014 was about 212 thousand dollars. This included 201 thousand dollars in sales of LuViva devices and disposables. NIH grants totaled approximately $11,000 and other income from royalties was approximately $3,000 for the three month period. Revenue for the same period in 2013 was comprised of product sales of approximately 116 thousand dollars, grants with NIH and NCI totaling approximately 222 thousand dollars.

The net loss attributable to stockholders for the three months ended June 30, 2014 was about 2.2 million dollars, or three cents per share, compared to a loss of about 2.9 million dollars, or four cents per share, for the same period last year.

We had a gross loss of about 70 thousand dollars for the quarter just ended. Total operating expenses were relatively flat, with a decline in research and development expenses being offset by an increase in both sales and marketing and general and administrative expenses.

For the six month period ending June 30, 2014, total revenue was about 353 thousand dollars. This included 323 thousand dollars in sales of LuViva devices and disposables. Contract and grant income represented 30 thousand dollars with other income from royalties of approximately 5 thousand dollars. Revenue for the same period in 2013 was comprised of product sales of approximately 248 thousand dollars, grants with NIH and NCI totaling approximately 389 thousand dollars and other income from royalty and miscellaneous receipts of approximately 75 thousand dollars. The large decrease in contract and grant revenue related to the termination of certain agreements with Konica Minolta as well as the termination of grant income from the National Cancer Institute in the fourth quarter of 2013.

The net loss attributable to stockholders for the six months ended June 30, 2014 was about 3.7 million dollars, or five cents per share, compared to a loss of about 4.7 million dollars, or seven cents per share, for the same period in 2013.

Cash on hand at the end of the second quarter was about 485 thousand dollars compared to 613 thousand dollars at the end of our fiscal year on December 31, 2013. In the second quarter we raised 3 million dollars in a private placement of 6% Senior Convertible Notes due 18 months from the date of issuance. With our projected monthly burn rate remaining at about 550 thousand dollars, and future estimated sales, we anticipate cash lasting through the third quarter of 2014. The Company will be required to raise additional funds through public or private financing, additional collaborative relationships or other new relationships and we continue to evaluate various options to manage our cash requirements, as well as options to raise additional funds, including loans.

At June 30, 2014, net account receivables based on current invoices totaled about 233 thousand dollars, compared to about 133 thousand dollars at the end of our fiscal year ended December 31, 2013.

The Company had approximately 1.1 million dollars of net inventory on hand at the end of the quarter.

At June 30, 2014, the Company had outstanding warrants exercisable for approximately 13 million shares of common stock, with exercise prices ranging from $0.3596 to $1.08 per share averaging approximately $0.63. If exercised, these warrants could bring in about 8.2 million dollars in cash over the next five years.

To provide a bit more detail on some of the near term warrant expirations, on March 1, 2015, 3,590,522 warrants come due with an exercise price of $0.80 for a potential 2.87 million dollars. Additional detail can be seen in our Form 10-Q.

At the end of the quarter the Company had approximately 75.5 million shares outstanding.

I’ll now turn the call back over to Gene…….

GENE

Finally, before we open the call to your questions, I’d like to update everyone on our key goals for 2014:

•	First, in July we did file our PMA, hopefully moving us toward our ultimate goal of US FDA approval for LuViva.
•	Second, continue to grow international sales of LuViva to reach our $1 million to $3 million 2014 sales target. Currently we anticipate being closer to the low to mid end of that range. We will continue to focus on customers with the largest potential disposable volume due to the strong profitability of our cervical guide disposable. We were pleased with the progress in markets such as Turkey in the quarter.
•	Third, ensure we have the necessary capital to fund ongoing operations and carry the company through to breakeven. While we did complete a private placement in the quarter, additional capital will be required before the end of the year with the possibility we could receive some funding from one of our distribution partners.
•	Lastly, as we continue to get more traction in the market and are better able to forecast sales growth, we will increase our investor relations and public relations efforts to raise the profile of Guided Therapeutics. To that end we will be participating at the Rodman and Renshaw conference in September in NY. We hope to see many of you there.

We continue to remain optimistic about the future for our company. I personally have invested in our company, buying stock on the open market over the last month and I have also provided additional financial support. I believe strongly that we have a very exciting opportunity in front of us.

In closing I would just like to remind everyone what I believe to be the key reasons LuViva will ultimately be successful.

First, the market for our product is large and the clinical need is significant -- both as a triage test in more developed countries to address the significant and growing number of false positives with current Pap and HPV screening, and as a primary screening test for cervical cancer in developing markets where the Pap and HPV test are not readily available. Secondly, we continue to get a very positive reception for our product in the market. Third, the profitability of our disposable is high. And lastly, our burn rate is low, enabling us to be cash flow positive on a monthly basis with annual sales of less than 10 million dollars.

Thank you for your time. We look forward to updating you on our progress in the weeks and months to come. I’ll now turn the call over to the operator for your questions.